Exhibit 99.2

Qumu 3Q14 Conference Call
October 29, 2014, 4:30 PM ET
Chairpersons:  Sherman Black/Jim Stewart

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Qumu Corporation Q3 2014 Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Wednesday, October 29, 2014.

I would now like to turn the conference over to Doug Sherk of the EVC Group. Please go ahead, Mr. Sherk.

Doug Sherk

Thank you, Operator, and good afternoon everyone. After the close of the market today, Qumu issued a press release announcing its third quarter 2014 financial results. The release is available on the Company’s corporate website at www.qumu.com.

Before we get started, during the course of this conference call, the company will make forward-looking statements about its future plans, objectives, beliefs, expectations and prospects. For this purpose, any statements made today that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are not guarantees of future actions, outcomes, results or performance. By their nature, these forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statement. A discussion of the risks and uncertainties that affect Qumu’s business is contained in the company’s SEC filings, particularly under the heading Risk Factors, and in the press release issued this afternoon. Copies of these documents are available online from the SEC or on the Qumu website. These forward-looking statements are made only as of the date this conference call was initially held and the Company assumes no obligation and does not intend to update these forward-looking statements after the date of this conference call, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

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And now, I’d like to turn the call over to Sherman Black, President and CEO of Qumu.

Sherman Black

•	Good afternoon, everyone. Thank you for joining us for our conference call to discuss our third quarter financial performance and outlook. With me today is Jim Stewart, our Chief Financial Officer.

•	As we noted in our news release issued this afternoon, we continue to see strong adoption of video in the enterprise market.

•	During the third quarter, our momentum was illustrated by the 75% year over year increase in contracted commitments. Year to date, commitments were $28.3 million compared to $11.6 million last year.

Enterprise Video Market/Qumu Differentiation

•	Adoption of video for enterprise applications continues to grow.

•	Driving this is the recognition that video is an extremely effective communication tool for the enterprise. It is seen to be transparent and authentic by employees and customers. It can more easily explain complex concepts. And in many cases, there really is no substitute quite as engaging to viewers. As a result, business applications for video are rapidly growing for both internal and external audiences.

•	In a recent report, Wainhouse Research has estimated the market for enterprise video streaming software solutions at approximately $1.5 billion by 2017.

•	Importantly, Qumu is seen as the market leader by all five of the major industry analysts, based on superior technology and the breadth of our product platform.

•	We were once again this year recognized by Gartner as the industry leader in the firm’s Magic Quadrant for Enterprise Video Content Management report published last week. In addition, Kulu Valley, which we acquired earlier this month, was also acknowledged for its leadership in the same report, ranking first on ‘Ability to Execute’ in the Challengers quadrant.

•	Gartner’s analysis is a significant honor for Qumu and Kulu Valley. In addition, the Gartner quadrant plays an important role in helping customers select an enterprise video solution to fit their needs.
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Qumu’s Differentiation

•	Why is Qumu winning new business and generating significant growth in contracted commitments?

•	Our success is a reflection of our “best in class” technology. We are known for our video delivery technology and content management capability that can be deployed on premise or in a hybrid cloud configuration.

•	We have also gone to great lengths to make video an integrated part of the traditional enterprise with rich APIs and deep integrations in portals, encoders, content delivery networks and virtual desktops. In addition, we have a mobile first design approach, leading the industry with mobile applications and mobile responsive design.

Kulu Valley

•	The acquisition of Kulu Valley earlier this month has further strengthened our leadership position in the market. Its strengths are wholly complementary with Qumu’s platform and the combination allows us to extend our reach.

•	Kulu Valley brings a video content creation platform which fits well with Qumu’s traditional strength in video content management and delivery. Its easy to use, high quality Employee and User Generated Content creation tools, driven from a desktop or laptop, promotes the adoption of video within an organization and will drive a significant increase in the amount of video assets the client needs to deliver and manage.

•	Kulu Valley supports integration with leading marketing automation software platforms, which drives demand by allowing customers to realize an immediate ROI by linking of videos with actions throughout the selling process.

•	In terms of deployment, Qumu’s traditional sweet spot has been on premise, hybrid cloud or private cloud. Kulu Valley is a pure cloud approach, designed for multi-tenancy with highly automated, self-provisioning features.

•	Kulu Valley generally targets clients at the functional or departmental level within an organization, who are focused on external events and messages. Deployment requires minimal support from the IT department and the price point of entry is lower than that of legacy Qumu. The result is a faster selling and deployment cycle that also creates future “land and expand” opportunities.
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•	Based in the U.K., Kulu Valley has concentrated its marketing efforts on Europe. It has over 80 customers, many of whom are large well known corporations and financial institutions. Qumu has a global market reach. The combination of our two companies creates significant opportunities for cross selling within the combined client list. Just 10% of Kulu Valley’s customers are common to Qumu. We will leverage our global sales and marketing resources to help expand both Kulu Valley and Qumu offerings around the world.

•	In terms of financial performance, Kulu Valley generated $5.5 million in profitable revenue in the 12 months ended June 30, 2014. Two thirds of its revenue is recurring and it has a very healthy business model typical of a SaaS company with strong revenue growth, margins and customer retention rates.

•	Kulu Valley is off to a very good start in the quarter. We anticipate it will contribute approximately $1 million in revenue to our Q4 results, after a purchase accounting adjustment for the write down of deferred revenue. Without this adjustment, Kulu Valley is expected to generate total revenue for the quarter of approximately $1.5 million.

•	We are extremely optimistic about the outlook for Qumu in the fourth quarter and 2015. Based on the increase in contracted commitments through September, we have raised our guidance from greater than 50% growth for contracted commitments to approximately 70% growth in 2014 over 2013. This expected increase for the year is exclusive of any contributions from Kulu Valley in the fourth quarter.

•	Our growth in contracted commitments, as well as the contribution from Kulu Valley leads us to believe we will grow total revenue in 2015 by more than 60% over 2014. Additionally, we expect Kulu Valley to be cash flow accretive to our 2015 financial results.

•	Jim will have more to add on our outlook in his comments. But I wanted to conclude my formal remarks by reiterating the excitement and confidence we have in the outlook for Qumu. We expect to have a strong Q4 from both a revenue and contracted commitment perspective, and a year of continued growth and improving financial results in 2015.

•	With that, I’ll turn the call over to Jim.

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Jim Stewart

•	Thanks, Sherman. I’ll begin with a review of the key components of our income statement which is now focused on the continuing operations of our software business. As a reminder, the financial results of our disc publishing operation, which we sold on July 1, are now reported as discontinued operations.

•	In addition, we have revised our continuing operations prior year financial results so that current and prior year comparisons reflect just the revenue, gross margin and expenses from our ongoing software business. Operating expenses now reflect all of the costs for the software business, including some which were previously absorbed by the disc publishing business.

•	Starting with the topline…Revenue in the third quarter was $5.9 million, an increase of 34% from $4.4 million in revenue in the third quarter last year. As Sherman discussed, the increase reflects the growing adoption of video in enterprise communications and strong demand for Qumu’s unique offering.

•	Contracted commitments totaled $6.6 million in the third quarter, an increase of 75% compared with $3.8 million last year. The recent commitments are comprised primarily of US based customers from a range of vertical markets including financial services, technology and general industrial markets.

•	We ended the third quarter with backlog of $26.6 million, an increase from $26.0 million at the end of June and up significantly from $10.7 million at September 30, 2013.

•	Third quarter recurring contract commitments represented approximately 50% of the total quarterly contracted commitments – about the same as last quarter - compared with greater than 70% from the first quarter of 2014 and fourth quarter of 2013. We expect fourth quarter recurring contract commitments to stay in this 50% range.

•	As we have discussed before, our revenue will vary quarter to quarter based on the type of contract Qumu enters into with each customer. Perpetual contracts generally result in revenue recognized closer to contract commitment date while term and subscription contracts result in most of the revenue being recognized ratably over the period of the contract.

•	Year to date, revenue was $18.2 million, an increase of 34% over the comparable period a year ago. Contracted commitments for the nine month period ended September were $28.3 million compared with $11.6 million last year.
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•	Moving down the income statement… the gross margin in the third quarter was 45% compared to 54% in the third quarter last year and 50% in the recent second quarter. The decrease from the second quarter was largely due to a lower revenue base as well as investments in customer support and professional services necessary to support our growth.

•	For the nine month period, the gross margin was 45% in 2014 compared with 61% last year.

•	Overall, gross margins fluctuate quarter to quarter based on the type of revenue we are able to recognize. Specifically, the more perpetual and term license revenue we can recognize, the better our margins will be. In addition, our margins are impacted by the amount of hardware and 3rd party products that are included as part of our deal mix. In large scale deployments like we have had over the last few quarters, we have had to recognize a larger proportion of the lower margin revenue up front while the better margin term license will get recognized ratably over the term of the contract. Given this dynamic, you should expect our gross margins to improve over time as the term license revenue becomes a bigger part of our overall sales mix and we gain scale from growing the business.

•	Operating expenses in the third quarter totaled $9.9 million, a 44% increase from $6.9 million last year. The increase was primarily the result of higher sales and marketing and G&A expenses.

•	The increase in sales and marketing expenses was primarily due to increased headcount, higher spending on marketing programs to drive growth and higher sales commissions.

•	The higher G&A expenses are mainly the result of deal costs incurred to acquire Kulu Valley and transition expenses related to separating the back office processes and systems of the Company’s software business from the disc publishing business.

•	Year to date, operating expenses increased 28% to $28.5 million.

•	The operating loss in the third quarter from our software business was $7.3 million compared with $4.5 million a year ago. Year to date, the operating loss was $20.3 million versus $14.0 million last year.

•	On a consolidated basis, the company reported net income of $8.7 million, or $0.99 per share, for the third quarter of 2014 compared with a net loss of $1.0 million, or $(0.12) per share, in the 2013 third quarter. Year to date through September, the consolidated net loss was $0.1 million, or $(0.01) per share compared with a net loss of $6.9 million, or $(0.80) per share, in the comparable period last year.
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•	Included in the third quarter consolidated net income results was the transaction gain on the sale of the disc publishing business To Equus Holdings Inc. that closed on July 1, 2014.. For U.S. federal income tax purposes, the Company expects to be able to offset the gain attributed to the U.S. from the sale of the business with current and prior year tax losses such that U.S. federal income taxes paid on this gain will be negligible.

•	We are still finalizing the tax allocation of the disc publishing transaction between continuing and discontinued operations. The Company will report the third quarter, 2014 and September 30, 2014 year to date net income for continuing and discontinued operations once this tax allocation is finalized.

•	The finalization of this tax allocation will not impact the consolidated net income reported nor will it impact the reported revenue and operating income for the continuing software business operations.

Cash

•	Now turning to our cash position …

•	Cash and marketable securities totaled $50.6 million at September 30, 2014 compared with $40.0 million at the end of June. The increase reflected the receipt of approximately $17.7 million of net proceeds from the sale of the disc publishing business, partially offset by the net loss in the quarter.

•	Not included in the $50.6 million quarter end cash number was $2.3 million in disc publishing sale proceeds that are in escrow and are reported as restricted cash on our balance sheet as of the end of September, 2014. This amount will remain as restricted cash until the escrow is released in October, 2015.

•	During the third quarter, cash used in operations by the ongoing software business was approximately $4.1 million. The main driver of this cash usage in the quarter was the quarterly net loss which was partially offset by working capital improvements of approximately $2.0 million.

•	Capital expenditures were approximately $400 thousand in the third quarter.

2014 Guidance & 2015 Outlook

•	Turning now to our outlook…as Sherman commented, excluding Kulu Valley, we have raised our guidance for contracted commitments to approximately 70% growth in 2014 from our previous guidance of greater than 50% growth.
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•	Year to date we have generated 144% growth in contracted commitments over the same period in 2013. This growth has been anchored by strong bookings in the first quarter, 2014 when we contracted with a major technology company for a $9.5 million, three year term deal. In addition, the fourth quarter of last year was an extraordinary quarter for us in terms of contracted commitments. Fourth quarter, 2013 contracted commitments represented 46% of total year 2013 contracted commitments. While we expect a strong fourth quarter this year as well, we do not expect to see significant year over year growth in contracted commitments. These two factors are the main drivers in our updated annual contracted commitment growth guidance of approximately 70% compared to last year.

•	We continue to expect revenue, exclusive of Kulu Valley, to increase by at least 30% in 2014 compared with the prior year.

•	We expect Kulu Valley to add approximately $1 million to our fourth quarter revenue after adjusting for the write-down of deferred revenue required under purchase accounting rules. Excluding this write-down, expected Kulu Valley revenue would be approximately $1.5 million.

•	We also expect to end the year with between $30 and $35 million in cash and marketable securities, which reflects the impact of our expected fourth quarter results and the cash outflow for the purchase of Kulu Valley.

•	For 2015
o	With continued strong growth in the enterprise video market, the investments we are making in sales and marketing, our successful execution and the contribution from the Kulu Valley, we anticipate revenue growth to exceed 60%.

o	We believe that we will be able to further leverage our costs and with increased revenue growth, we expect 2015 gross margins to increase closer to 60%.

o	Finally we expect to end 2015 with cash and marketable securities in a range of $20 to $25 million. Kulu Valley is expected to be cash flow accretive in 2015 and we expect the company to be cash flow breakeven in 2016.

•	That concludes our formal remarks. Now Sherman and I would be happy to answer any questions. Operator, could you please open up the line for Q&A?

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Sherman: Following the Q&A

•	Thanks again for joining us today.

•	Jim and I are available to answer any additional questions you might have.

•	We look forward to updating you on our fourth quarter and 2014 conference call in February.

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